EXHIBIT 99.2

Republic Services, Inc. Increases Quarterly
Dividend to $0.405 Per Share

PHOENIX (July 25, 2019) – Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 3-cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.405 per share will be paid on October 15, 2019, to shareholders of record on October 1, 2019.

“We are raising our quarterly dividend by 8 percent," said Donald W. Slager, chief executive officer. "This is the tenth consecutive year we’ve increased our dividend, demonstrating our confidence in future cash flows and commitment to increase cash returned to shareholders.”

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection operations, transfer stations, recycling processing centers, landfills, and energy and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its 14 million customers. More than 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:
Media Inquiries     Investor Inquiries
Donna Egan (480) 757-9748   Nicole Giandinoto (480) 627-7098
media@RepublicServices.com    investor@RepublicServices.com

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